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                                                                 Exhibit 99.9(d)
                             ORGANIZATIONAL EXPENSE
                             REIMBURSEMENT AGREEMENT


         This Agreement is made and entered into this _____ day of June, 1998, by and between PUGET SOUND ALTERNATIVE INVESTMENT SERIES TRUST, a Massachusetts business trust (the "Trust"), and PUGET SOUND ASSET MANAGEMENT CO., LLC, a Washington limited liability company ("PSAM").

                                   WITNESSETH:
                                   ----------
         WHEREAS, the Trust is in the process of registering as an open-end management investment company under the Investment Company Act of 1940;

         WHEREAS, there have been and will be certain organizational expenses incurred as a part of such registration, which are properly expenses of the Trust, that have been and will in the future be paid by PSAM by reason of the fact that the Trust was not or will not be capitalized when such expenses otherwise became or become due and payable;

         WHEREAS, such organizational expenses include expenses necessary to organize and establish the Trust and to create the necessary relationships and legal qualifications to enable it to commence business and operations, including, but not by way of limitation, such expenses as outside legal counsel fees, fees and taxes imposed by the Commonwealth of Massachusetts on Massachusetts business trusts, independent public accountant fees and state blue sky filing and registration fees (such expenses being hereinafter referred to as "Organizational Expenses"):

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

         1. After the issuance and sale of shares of beneficial interest of the Trust to the public, the Trust shall reimburse and pay to PSAM the amounts expended by PSAM for Organizational Expenses for the Trust.

         2. Such reimbursement shall be paid by the Trust to PSAM upon demand, without interest, and in no event later than five years from the commencement of operations of the Trust. Upon demand for payment, PSAM shall present copies of invoices or receipts, and copies of canceled checks or other evidence of payment by PSAM, of the Organizational Expenses for which it is demanding reimbursement.



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         IN WITNESS WHEREOF, the parties hereto have executed this
Organizational Expense Reimbursement Agreement as of the day and year first above written.


                                              PUGET SOUND ALTERNATIVE
                                              INVESTMENT SERIES TRUST


                                              -----------------------------
                                              By:  Margaret M. Towle
                                              Title:  President


                                              PUGET SOUND ASSET MANAGEMENT
                                              CO., LLC


                                              -----------------------------
                                              By:  Margaret M. Towle
                                              Title:  Chief Executive Officer